Exhibit 10.129

PURCHASE AND SALE AGREEMENT

This document shall evidence the agreement (“Agreement”) between Rockwall Marketing Corporation (“Rockwall”) and Producers Pipeline Corporation (“Producers”) (collectively “Sellers”) and Energytec, Inc. (“Purchaser”) concerning the purchase and sale of Sellers’ interests in the referenced properties, more particularly described in Exhibit “A” attached hereto and made a part hereof.

In consideration of Ten Dollars ($10) and the mutual benefits and obligations set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.

AGREEMENT TO PURCHASE SELLERS’ INTERESTS

Sellers agree to sell and Purchaser agrees to buy the following (collectively, the “Properties”) subject to the reservations described in Paragraph II and Exhibit “A” below:

A. All of Sellers’ right, title and interest of whatsoever kind and nature’ whether legal or equitable, and whether vested or contingent, in and to the oil, gas and other minerals in and under that may be produced from the wells together with the lands described on Exhibit “A” attached hereto, including but not limited to, interests in oil and gas and/or mineral leases covering all or any part of such lands, overriding royalty interests, production payments and net profits interest in all or any part of such lands or leases, and fee royalty interests, fee mineral interests and any other interests in oil, gas and other minerals in all or any part of such lands.

B. All right, title and interest of Sellers in and to all presently existing and valid oil and gas and/or mineral unitization, pooling or communitization agreements declarations and/or orders covering any of the property and the units credited thereby (including, without limitation, units formed under orders, rules, regulations or other official acts of any federal, state or other authority having jurisdiction, voluntary unitization agreements, designations and/or declarations and so-called “working interest units” created under operating agreements or otherwise) which relate to any of the Properties described in Exhibit “A”;

C. All right, title and interest of Sellers in and to all presently existing and valid production sales (and sales related) contracts, operating agreements and other agreements and contracts which relate to any of the Properties described in Exhibit “A” or which relate to the exploration, development, operation or maintenance thereof or the treatment, storage, transportation or marketing of production therefrom (or allocated thereto), including but not limited to all easements, rights of way, surface leases and other surface rights, all permits and licenses and all other appurtenances being used or held for use in connection with or otherwise related to the Properties described in Exhibit “A”;

D. All right, title and interest of Sellers in and to all materials, supplies, machinery, equipment, improvements and other personal property and fixtures, such as wells, wellhead equipment, pumping units, flow lines, tanks, buildings, injection facilities salt water disposal facilities, compression facilities, gathering systems and other equipment located on and pertaining to the Properties.

E. All lease files, land files, well files and other books, files and records, information and data (including engineering, geological and geophysical data) and all rights thereto of Sellers insofar as the same are directly related to any portion of the Properties and to the extent the transfer thereof is not prohibited by existing contractual obligations with third parties;

F. All rights to operate the Properties to the extent Sellers can readily transfer said rights.

G. All right, title and interest of Sellers in and to the gas processing plants related pipeline, rights of way, gathering systems, fee lands and other appurtenances, all of which are more fully described in Exhibit “A”.

II.

PURCHASE PRICE AND OTHER CONSIDERATION

As consideration for this transaction, Purchaser shall assume all of Sellers’ debt and liability to American Bank of Texas, Sherman, Texas (“American Bank”), as evidenced by various deeds of trust and UCC’s filed of record against the Properties with an outstanding debt balance of $1,906,846.75 as of January 1, 2003, subject to approval of American Bank loan terms by Purchaser.

As additional consideration for this transaction , Purchaser shall pay to Sellers, as an additional part of the purchase price, the equivalent amount of the net profits from the Properties through June 30, 2003, as described on Exhibit “C” attached hereto.

III.

EARNEST MONEY

N/A

IV.

EFFECTIVE DATE

The effective date (“Effective Date ) for the purchase of the Properties shall be midnight Central Standard Time, December 31, 2002. The Sellers shall be entitled to all oil, gas and other minerals produced, transportation and processing fees earned, and all other income accrued before the Effective Date. The Sellers shall be responsible for all expenses of labor performed, materials provided or any other expenses, including overhead, incurred prior to the Effective Date relating to the interests being conveyed. Subject to the term net profits interest reserved by Sellers and described on Exhibit “C” attached hereto, Purchaser shall be entitled to all oil, gas and other minerals produced, transportation and processing fees earned, and all other income accrued on or after the Effective Date and shall be responsible for all expenses, including overhead, incurred on and after the Effective Date relating to the interests being conveyed.

V.

CLOSING DATE

The closing shall take place on or before March 31, 2003 (“Closing Date”) at the offices of American Bank.

VI.

REPRESENTATION OF SELLER

Sellers represent and warrant that:

A. The Sellers shall convey their entire interest in the Properties of whatsoever kind and nature as of the Effective Date and shall not further encumber their interests with any additional burdens. Purchaser has previously been provided worksheets showing the Sellers’ respective interests in the Properties.

B. The Properties are subject to various retained overrides, transportation fees, preferential rights, approval of successor operator, approval of assignee of Producers’ interests and other restrictions from Sellers in favor of Newco Energy Inc. (“Newco”) and/or Mescalaro Oil & Gas Inc. (“Mescalaro”) evidenced by that certain letter agreement between Mescalaro, Newco, Rockwall and Producers dated January 15, 1999 and those certain agreements described as follows:

1. Assignment and Bill of Sale from Mescalaro to Rockwall effective November 1, 1998 recorded in Volume 3009, Page 233, Deed Records of Bowie County, Texas, conveying certain oil and gas leases; and

2. Assignment and Bill of Sale from Mescalaro to Producers effective November 1, 1998 recorded in Volume 3009, Page 226, Deed Records of Bowie

County, Texas, conveying a gas processing plant, fee lands, easements and other rights described therein and which requires Newco’s consent to assign.

3. The Security Agreement from Producers to Newco effective November 1, 1998 recorded in Volume 3079, Page 346, Deed Records of Bowie County, Texas.

4. The Security Agreement from Rockwall to Newco effective November 1, 1998 recorded in Volume 3079, Page 340, Deed Records of Bowie County, Texas.

5. Transportation Agreement effective November 1 , 1998 between Producers and Newco mandating a transportation fee for use of certain pipelines.

(These documents shall hereafter be referred to as the “Newco Restrictions”.) Sellers are making full disclosure of the Newco Restrictions and have given Purchaser copies of same and have made full disclosure of the Newco Restrictions to Purchaser.

C. The Properties are free and clear of all liens and mortgages or will be free and clear of all liens and mortgages on the Closing Date, save and except (1) the debts and liens in favor of American Bank with a balance as of October 1 , 2001 of $1,906 846.75 and evidenced by liens of record against the Properties which debt and lien will be assumed by Purchaser and (2) the Security Agreements and Transportation Agreement of record against the Properties in favor of Newco Energy Inc. (“Newco”) effective November 1, 1998 described above.

D. All rentals, royalties (except as described in the Chapman Lawsuit and Royalty Owners Lawsuit described in paragraph VI.N. below) and joint interest billings due from, attributable to or the responsibilities of Sellers up to and including the Closing Date shall have been paid (subject to an appropriate credit for such sums paid for any period on or after the Effective Date) and all actions necessary to maintain the leases in full force and effect shall have been taken.

E. All taxes on the Properties, including but not limited to ad valorem, production and personal property taxes have been paid up through the year 2001. The 2002 ad valorem taxes will be paid according to paragraph VI P. below.

F. The Properties are subject to the following gas purchase contracts:

1. Dated November 1, 2002 between Enbridge Pipelines (NE Texas), L. L.C. as Processor and Rockwell Marketing Corporation as Producer;

The properties are also subject to a condensate sales contract cancelable on 30 day’s notice.

G. To the best of Sellers’ knowledge, the Properties and the operations thereof and thereon are in full compliance with all laws, rules, regulations and orders applicable thereto, including those relating to protection of the environment; and Sellers and any other operator on Sellers’ behalf have complied with all state regulatory laws rules, regulations and orders applicable to operations on and of the Properties including those which require the plugging of abandoned wells.

H. Except for the Chapman Lawsuit and Royalty Owners Lawsuit, Sellers have no knowledge of any breach, impending breach or threatened breach of any contract or agreement applicable to the Properties.

I. Purchaser will not be liable for the employment of any of Sellers’ or a third party’s personnel who may be associated with the maintenance and operation of the Properties.

J. Sellers are duly qualified and have the full right and authority to own the Properties in the capacity in which the Properties are owned and to convey the Properties to Purchaser or its designee.

K. This agreement and any other document executed by Sellers in conjunction with Purchaser’s acquisition of the Properties will constitute valid and binding agreements of Sellers enforceable in accordance with their terms.

L. Sellers have not incurred any obligations, contingent or otherwise, for any brokers, finders or consultant’s fees for which Purchaser will be liable, other than:

1. Possible $50,000 to Scott Shaver; and

2. Possible $60,000 to Tim Cane

which shall be paid according to paragraph VI. P. below.

M. The interests to be conveyed are undivided interests in the Properties and are not interests in limited partnerships or drilling or income funds and Purchaser will not have any liability for any of Seller’s limited partnerships or drilling or income funds or the management thereof.

N. Sellers have no knowledge of any lawsuits or threatened lawsuits affecting the Properties with the exception of (1) Cause No. 2002-20643; Newco Energy, Inc. v. Rockwall Marketing Corporation and Producers Pipeline Corporation, in the 333rd Judicial District Court of Harris County, Texas (the “Chapman Lawsuit”) in which the Sellers are Defendants. The Chapman Lawsuit is a dispute with Pat Chapman concerning the transportation fee and reserved overriding royalties described in the Newco Restrictions; and (2) Cause No. 97 C 099 6A-202; Jerry M. Smith and Lilly Jo Smith v. Rockwall Marketing Corporation, in the District Court of Bowie County, Texas (the “Royalty Owners Lawsuit”) in which Sellers are Defendants. The Royalty Owners’ Lawsuit is a dispute with certain royalty owners of the Properties for the failure to timely and properly pay royalties. With respect to the Royalty Owners lawsuit, the $125,000 in suspense with Enbridge Pipelines will be applied to Purchaser’s portion of any pre-effective date liability.

O. Sellers have knowledge of a potential claim by Jim Webb that he is owed to date approximately $4,000.00 in past due overriding royalty interest payments.

P. Sellers and Purchaser acknowledge that there are various debts, obligations, and claims currently pending against Sellers. These claims and obligations include, but are not limited to, the following:

The Chapman Lawsuit

The Royalty Owners’ Lawsuit

The Jim Webb $4,000 overriding royalty interest claim

The Scott Shaver broker’s fee

The Tim Cane broker’s fee

2002 Ad valorem taxes

(“Claims and Obligations”)

Sellers and Purchaser agree that Sellers will use its best efforts prior to June 30, 2003 to pay or settle all of the Claims and Obligations out of monies provided in the net profits interest it is retaining. However, subsequent to June 30, 2003, any Claims and Obligations which remain outstanding at that date will be assumed by Purchaser and Purchaser hereby agrees to release and indemnify Sellers from any liability including damages, attorneys’ fees and court costs Sellers or Purchaser may incur as a result of the Claims and Obligations remaining unpaid.

VII.

OBLIGATIONS OF SELLERS

Sellers shall:

A. Make available to Purchaser all lease files, land files, well files and other books, files and records, information and data (including engineering, geological and geophysical data) in Sellers’ possession or control.

B. Execute and deliver to Purchaser at closing, all documents, including the applicable P-4 forms, necessary to transfer operations of the Properties to Purchaser to extent Sellers are able to do so.

C. Not market the Properties or otherwise advertise the Properties for sale to any third parties for as long as this is a valid agreement between the parties.

VIII.

REPRESENTATIONS OF PURCHASER

Purchaser represents and warrants:

A. That it has the full right and lawful authority to make this offer and to acquire the Properties in accordance herewith and has the financial ability to consummate the transaction contemplated herein.

B. This Agreement and any other document executed by Purchaser in conjunction with its acquisition of the Properties will constitute valid and binding agreements of Purchaser enforceable in accordance with their terms.

C. Purchaser has incurred no obligation contingent or otherwise for any broker’s, finder’s or consultant’s fees for which Sellers will be liable.

D. Purchaser is an operator in good standing in the State of Texas and is capable of operating the Properties.

E. Purchaser enters this agreement with full knowledge of the Newco Restrictions and agrees to comply with all restrictions including the preferential right obligations described in the Newco Restrictions prior to closing or, should Purchaser elect to complete the purchase of the Properties without Purchaser and Sellers complying with the Newco Restrictions, then Purchaser agrees to release and indemnify Sellers from any liability including damages, attorneys’ fees and Court costs Sellers or Purchaser may incur as a result of Purchaser and Sellers not complying with the Newco Restrictions.

IX.

CONDITIONS TO CLOSING

Purchaser’s obligation to close the transaction contemplated herein is subject to the following conditions:

A. Purchaser is satisfied from its due diligence that Sellers have good and marketable title to the Properties and that there are no material title defects or liens encumbering the Sellers’ interests that will not be released at closing. Purchaser shall examine title at its own expense. Purchaser shall deliver to Sellers on or before March 21, 2003 at 5:00 p. m. written notice of any matter in which in Purchaser’s opinion constitutes either a title defect or a breach of any of Sellers’ representations or warranties set out in this Agreement. Sellers, at their sole cost and expense, may attempt to cure such matters prior to the Closing Date. In the event Sellers are unable to cure such matters to the reasonable satisfaction of Purchaser, the affected portion of the Properties shall be included at an adjusted value as mutually agreed and the Purchase Price shall be adjusted accordingly, or at Purchaser’s option, the affected portion of the Property shall be excluded from this Agreement and the Purchase Price reduced accordingly.

B. Purchaser is satisfied from its due diligence that Sellers have complied with all environmental laws, ordinances and requirements and have all requisite permits for the continued operations of the Properties. Purchaser may conduct a Phase One environmental audit at Purchaser’s expense and shall notify Sellers in writing prior to March 21, 2003 at 5:00 p. m. of any environmental defects. Sellers at their sole cost and expense may attempt to cure such environmental defects prior to the Closing Date. In the event Sellers are unable to cure such environmental defects to the reasonable satisfaction of Purchaser, the affected portion of the Properties shall be included at an adjusted value as mutually agreed and the Purchase Price shall be adjusted accordingly, or at Purchaser’s option, the affected portion of the Properties shall be excluded from this Agreement and the Purchase Price reduced accordingly.

C. The parties will negotiate in good faith any adjusted values and Purchase Price adjustments required in this Agreement.

D. The written agreement of American Bank to this Agreement.

E. The transaction contemplated by this Agreement is an “all or nothing” sale. If for any reason Purchaser shall be unable or unwilling to purchase all the Properties described in Exhibit “A”, then Sellers will have no obligation to sell to Purchaser. The Purchase Price and other consideration shall not be offset in any manner by amounts owed by Sellers to Purchaser.

X.

CLOSING

At closing:

A. Sellers will convey the Properties to Purchaser or its designee with special warranty of title in the form of Assignment and Bill of Sale attached hereto as Exhibit “B”. All personal property is to be conveyed “AS IS, WHERE IS” with no warranty, express or implied.

B. Purchaser shall pay to Sellers the Purchase Price as adjusted in accordance with this Agreement in proportion to Sellers’ respective interests shown above.

C. All of Sellers’ original files covering lease records, well and production data, contracts and other information related to the Properties will be delivered to Purchaser or its designee. Purchaser shall keep the files intact and not dispose of such files without first notifying Sellers. Sellers shall have reasonable access to the files after the Closing Date.

D. Sellers shall deliver possession of the Properties to Purchaser.

XI.

INDEMNIFICATION

When the transaction contemplated herein is consummated, Sellers agree (as limited by paragraph VI. P. ) to indemnify and defend Purchaser against any claims, suits or other liabilities including environmental liability relating to or arising from the Properties which accrued prior to the Effective Date and Purchaser agrees to indemnify and defend Sellers against any claims, suits, or other liabilities, including environmental liabilities, relating to or arising from the Properties accruing after the Effective Date.

XII.

AD VALOREM TAXES

All ad valorem taxes shall be prorated as of the Effective Date (except as limited by VI. P.).

XIII.

POST CLOSING ADJUSTMENTS

N/A

XIV.

OPERATIONS AFTER ACCEPTANCE OF OFFER

A. After Sellers’ acceptance of this Agreement and until the Closing Date, Rockwall shall continue to operate the Properties as a reasonably prudent operator and in a good and workmanlike manner. Sellers shall not abandon any part of the Properties. During this period, Sellers shall not remove any facilities except to replace defective components or to repair and return them.

B. Sellers shall not make any major capital expenditures in excess of $20,000 after the Effective Date but prior to the Closing Date without first receiving Purchaser's prior written consent.

C. Once this transaction closes, the effective date for Purchaser assuming operations shall be April 1, 2003.

XV.

RISK OF LOSS

A. If prior to the Closing Date, all or any substantial portion of the Properties shall be destroyed by fire or other casualty including damage to the underlying formation, or if any substantial portion of the Properties shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, either Sellers or Purchaser may elect to terminate this Agreement. If such election is made, neither party shall have any further obligations to the other hereunder except for the return of the Earnest Money to Purchaser.

B. If not so terminated, this Agreement shall remain in full force and effect notwithstanding any such destruction or taking, and Sellers shall at the Closing pay to Purchaser all sums paid to Sellers by reason of such destruction or taking. In addition, Sellers shall assign, transfer and set over unto Purchaser all of the right, title and interest of Sellers in and to any unpaid awards or other payments arising out of such destruction or taking. Sellers shall not voluntarily compromise, settle or adjust any amounts payable by reason of such destruction or taking without first obtaining the written consent of Purchaser.

XVI.

MISCELLANEOUS

A. Notices. All notices and communications required or permitted under this Agreement shall be in writing, delivered to or sent by United States Mail or express delivery, postage prepaid, addressed as follows:

SELLERS:

Roy T. Rimmer, Jr.

14531 Hwy 377 South

Fort Worth, TX 76126

with copy to:

Steven G. Eargle

Beckham, Rector & Eargle, L.L.P.

1315 West 10th Street

Fort Worth, Texas 76102-3437

PURCHASER:

Energytec, Inc.

Attn: Frank W. Cole, President

14785 Preston Road, Suite 550

Dallas, TX 75254

B. Further Assurances. The parties hereto agree to execute and deliver such further instruments, conveyances and documents as may be required or reasonably requested by the other party to establish, maintain or protect the respective rights and remedies of the parties of this Agreement and to carry out and effectuate the intentions and purposes of this Agreement.

C. Continuing Obligations. If the transaction contemplated herein is consummated, the terms and conditions contained in this Agreement shall survive closing and shall apply to and bind the successors and assigns of Sellers and Purchasers.

D. Entire Agreement. This Agreement incorporates and merges all negotiations, communications and prior agreements, written or oral, between the parties. This Agreement constitutes the entire final agreement of the parties. This Agreement may not be amended, altered or modified except by written instrument executed by all parties.

E. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

F. Execution. This Agreement is executed and accepted on the date shown below but is to be effective as of the Effective Date.

G. Counterpart. This Agreement may be signed in any number of counterparts, each of which shall be binding on the party or parties so signing, regardless of whether all parties execute this instrument or a counterpart hereof.

H. No Assignments. None of the parties to this Agreement may assign their rights under this Agreement without the prior written consent of the other parties to this Agreement.

Sellers:

ROCKWALL MARKETING CORPORATION

BY:	/s/ Roy T. Rimmer, Jr.
Printed Name: Roy T. Rimmer, Jr.
Its: President

Accepted and agreed this 13th day of March, 2003.

PRODUCERS PIPELINE CORPORATION

BY:	/s/ Roy T. Rimmer, Jr.
Printed Name: Roy T. Rimmer, Jr.
Its: President

11

Accepted and agreed this 13th day of March, 2003.

PURCHASER:

ENERGYTEC, INC.

BY:	/s/ Frank W. Cole
Printed Name: Frank W. Cole
Its: President

Accepted and agreed this 13th day of March, 2003.

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reasonably requested by the other party to establish, maintain or protect the respective rights and remedies of the parties of this Agreement and to carry out and effectuate the intentions and purposes of this Agreement.

C. Continuing Obligations. If the transaction contemplated herein is consummated, the terms and conditions contained in this Agreement shall survive closing and shall apply to and bind the successors and assigns of Sellers and Purchasers.

D. Entire Agreement. This Agreement incorporates and merges all negotiations, communications and prior agreements, written or oral, between the parties. This Agreement constitutes the entire final agreement of the parties. This Agreement may not be amended, altered or modified except by written instrument executed by all parties.

E. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

F. Execution. This Agreement is executed and accepted on the date shown below but is to be effective as of the Effective Date.

G. Counterpart. This Agreement may be signed in any number of counterparts, each of which shall be binding on the party or parties so signing, regardless of whether all parties execute this instrument or a counterpart hereof.

H. No Assignments. None of the parties to this Agreement may assign their rights under this Agreement without the prior written consent of the other parties to this Agreement.

Sellers:

ROCKWALL MARKETING CORPORATION

BY:	/s/ Roy T. Rimmer
Printed Name: Roy T. Rimmer
Its: President

Accepted and agreed this 13th day of March, 2003.

PRODUCERS PIPELINE CORPORATION

BY:	/s/ Roy T. Rimmer
Printed Name: Roy T. Rimmer
Its: President

Accepted and agreed this 13th day of March, 2003.

PURCHASER:

ENERGYTEC, INC.

BY:	/s/ Frank W Cole
Printed Name: Frank W Cole
Its: President

Accepted and agreed this 13th day of March, 2003.

EXHIBITS OMITTED